Exhibit 99.3

August 10, 2009

Employment Offer Letter

Paul A. Marshall

302 Enzo Drive

San Jose, CA 95138

Dear Paul,

It is with great pleasure that I confirm your offer of employment for the position of Chief Technology Officer. Upon acceptance, please sign this letter and return via fax (408-360-1212) and mail in the enclosed envelope at your earliest convenience.

1. Starting Salary: $16,250/month

2. Start Date: 8/5/2009

3. Job Duties (tentative assignments, some or all may change in future):

•	Represent company at key industry events including speaking and panel discussions

•	Research latest technological trends for Ethernet and Cable TV

•	Identify key business challenges and drivers of Telecom and Cable operators around the world

•

Research market trends in optical testing, drivers, market size and growth rate and the competitive landscape including I&M products. Identify potential OEM customers in this space that would allow us to actively participate and compete in this market

•	Be a sounding board and advisor to the CEO

4. Working Hours: Starting from no later than 9:00 am daily.

5. Benefits (per company policy):

•	10 paid holidays per year per company policy and paid time off per year in accordance with the employee handbook

•	Medical, dental & vision insurance: 90% premium paid for employee

•	50% premium paid for spouse and children

•	401(k) plan per company policy

•	Others per employee handbook

6. Performance Review:

Your performance is subject to periodic review by the Company’s Chief Executive Officer and the Board.

7. Performance Bonus:

You will be eligible to receive a Performance Bonus targeted at 30% of your annual base salary. Such Performance Bonus plan will be developed by the

Paul A. Marshall

Employment Offer Letter

August 10, 2009

Compensation Committee as soon as practicable at a future date. The Performance Bonus will be paid at the Board’s discretion. The Performance Bonus may be increased to up to three times annual base salary in the event of extraordinary achievement of objectives or eliminated entirely where objectives are not achieved. The Performance Bonus will be decided as soon as is practically possible following the end of the calendar year, but in any event no later than March 15 of the following calendar year. You must be employed on the payment date to receive the Performance Bonus.

Very Truly Yours,

SUNRISE TELECOM INCORPORATED

/s/ HENRY P. HUFF
Henry P. Huff
Chairman

/s/ PAUL A. MARSHALL
Accepted by Paul A. Marshall

Sunrise Telecom Incorporated advises that conditions of employment may change from time to time without prior notice, and that any such changes could affect one or more of the above employment descriptions. Employment with Sunrise Telecom is at-will and may be terminated by either Bahaa Moukadam or Sunrise Telecom for any reason at any time. Employment offer contingent upon verification of background. Offer expires August 12, 2009.